NEWS RELEASE
Media Contact:
Drew Prairie
AMD Communications
512-602-4425
drew.prairie@amd.com

Investor Contact:
Laura Graves
AMD Investor Relations
408-749-5467
laura.graves@amd.com

AMD Reports Second Quarter 2022 Financial Results
― Record quarterly revenue of $6.6 billion grew 70% year-over-year;
Record quarterly operating cash flow exceeded $1 billion ―

SANTA CLARA, Calif. ― August 2, 2022 ― AMD (NASDAQ:AMD) today announced revenue for the second quarter of 2022 of $6.6 billion, gross margin of 46%, operating income of $526 million, operating margin of 8%, net income of $447 million and diluted earnings per share of $0.27. On a non-GAAP(*) basis, gross margin was 54%, operating income was $2.0 billion, operating margin was 30%, net income was $1.7 billion and diluted earnings per share was $1.05.
GAAP Quarterly Financial Results

	Q2 2022	Q2 2021	Y/Y
Revenue ($M)	$6,550	$3,850	Up 70%
Gross profit ($M)	$3,028	$1,830	Up 65%
Gross margin %	46%	48%	Down 140 bps
Operating expenses ($M)	$2,508	$1,000	Up 151%
Operating income ($M)	$526	$831	Down 37%
Operating margin %	8%	22%	Down 14 pp
Net income ($M)	$447	$710	Down 37%
Earnings per share	$0.27	$0.58	Down 53%

Non-GAAP(*) Quarterly Financial Results

	Q2 2022	Q2 2021	Y/Y
Revenue ($M)	$6,550	$3,850	Up 70%
Gross profit ($M)	$3,538	$1,832	Up 93%
Gross margin %	54%	48%	Up 640 bps
Operating expenses ($M)	$1,562	$909	Up 72%
Operating income ($M)	$1,982	$924	Up 115%
Operating margin %	30%	24%	Up 6 pp
Net income ($M)	$1,707	$778	Up 119%
Earnings per share	$1.05	$0.63	Up 67%

“We delivered our eighth straight quarter of record revenue based on our strong execution and expanded product portfolio,” said AMD Chair and CEO Dr. Lisa Su. “Each of our segments grew significantly year-over-year, led by higher sales of our data center and embedded products. We see continued growth in the back half of the year highlighted by our next generation 5nm product shipments and supported by our diversified business model.”

Q2 2022 Financial Summary
•Revenue of $6.6 billion increased 70% year-over-year driven by growth across all segments and the inclusion of Xilinx revenue.
•Gross margin was 46%, a decrease of 2 percentage points year-over-year, primarily due to amortization of intangible assets associated with the Xilinx acquisition. Non-GAAP gross margin was 54%, an increase of 6 percentage points year-over-year, primarily driven by higher Data Center and Embedded segment revenue.
•Operating income was $526 million, or 8% of revenue, compared to $831 million or 22% a year ago primarily due to amortization of intangible assets associated with the Xilinx acquisition. Record non-GAAP operating income was $2.0 billion, or 30% of revenue, up from $924 million or 24% a year ago primarily driven by higher revenue and gross profit.
•Net income was $447 million compared to $710 million a year ago primarily due to lower operating income. Record non-GAAP net income was $1.7 billion, up from $778 million a year ago primarily driven by higher operating income.
•Diluted earnings per share was $0.27 compared to $0.58 a year ago primarily due to lower net income and a higher share count as a result of the Xilinx acquisition. Non-GAAP diluted earnings per share was $1.05 compared to $0.63 a year ago primarily driven by higher net income.
•Cash, cash equivalents and short-term investments were $6.0 billion at the end of the quarter and debt was $2.8 billion. AMD repurchased $920 million of common stock during the quarter.
•Cash from operations was a record $1.04 billion in the quarter, compared to $952 million a year ago. Free cash flow was $906 million in the quarter compared to $888 million a year ago.
•Goodwill and acquisition-related intangible assets associated with the acquisitions of Xilinx and Pensando were $50.4 billion.

Quarterly Segment Financial Summary
•AMD previously announced new segments beginning the second quarter to align financial reporting with the way AMD now manages its business in strategic end markets.
•Data Center segment includes server CPUs, data center GPUs, Pensando and Xilinx data center products.
•Client segment includes desktop and notebook PC processors and chipsets.

•Gaming segment includes discrete graphics processors and semi-custom game console products.
•Embedded segment includes AMD and Xilinx embedded products.
•Prior period results have been conformed to the new reporting segments for comparison purposes.
•Data Center segment revenue was $1.5 billion, up 83% year-over-year driven by strong sales of EPYC™ server processors. Operating income was $472 million, or 32% of revenue, compared to $204 million or 25% a year ago. Operating income improvement was primarily driven by higher revenue, partially offset by higher operating expenses.
•Client segment revenue was $2.2 billion, up 25% year-over-year driven by Ryzen™ mobile processor sales. Client processor ASP increased year-over-year driven by a richer mix of Ryzen mobile processor sales. Operating income was $676 million, or 32% of revenue, compared to $538 million or 31% a year ago. Operating income improvement was primarily driven by higher revenue, partially offset by higher operating expenses.
•Gaming segment revenue was $1.7 billion, up 32% year-over-year driven by higher semi-custom product sales, partially offset by a decline in gaming graphics revenue. Operating income was $187 million, or 11% of revenue, compared to $175 million or 14% a year ago. Operating income improvement was primarily driven by higher revenue, partially offset by higher operating expenses. Operating margin was lower primarily due to lower graphics revenue and higher operating expenses.
•Embedded segment revenue was $1.3 billion, up 2,228% year-over-year driven by the inclusion of Xilinx embedded revenue. Operating income was $641 million, or 51% of revenue, compared to $6 million or 11% a year ago. Operating income and margin improvement was primarily driven by the inclusion of Xilinx revenue.
•All Other operating loss was $1.5 billion as compared to $92 million a year ago due to amortization of intangible assets largely associated with the Xilinx acquisition.

Recent PR Highlights
•At its Financial Analyst Day, AMD detailed leadership roadmaps and an expanded product portfolio to deliver its next phase of growth across the estimated $300 billion market for high-performance and adaptive computing solutions, including:
•New details on the “Zen 4” core architecture, expected to deliver significant performance and power efficiency improvements over the previous generation.
•The “Zen 5” core planned for 2024, which is built from the ground up to extend performance and efficiency leadership across a broad range of workloads.
•AMD CDNA™ 3 graphics architecture featuring 3D die stacking, 4th generation Infinity Architecture, next-generation AMD Infinity Cache™ technology and HBM memory in a single package to power what are expected to be the world’s first data center APUs, AMD Instinct™ MI300 accelerators.
•AMD RDNA™ 3 next generation graphics architecture expected to deliver more than 50% greater performance-per-watt compared to the prior generation.
•AMD XDNA™ technology, the foundational architecture IP from Xilinx that consists of key technologies including the FPGA fabric and AI Engine (AIE), which is planned to be integrated across the AMD product lineup starting with the “Zen 4”-architecture based “Phoenix Point” mobile processors planned for 2023.
•An expanded data center CPU portfolio, including the first AMD EPYC processor optimized for intelligent edge and communications deployments, codenamed “Siena,” and the “Bergamo” processors, expected to be the highest performance server processors for cloud native computing at their launch planned for the first half of 2023.
•AMD completed the acquisition of Pensando Systems in a transaction valued at approximately $1.9 billion to expand AMD’s data center product portfolio with a high-performance data processing unit (DPU) and software stack. Pensando DPUs are already deployed at scale across cloud and enterprise customers including Goldman Sachs, IBM Cloud, Microsoft Azure and Oracle Cloud.
•The Frontier supercomputer, powered by AMD EPYC CPUs and AMD Instinct Accelerators, achieved number one spots on the latest TOP500, GREEN500 and HPL-AI performance lists, an industry first, and was the first supercomputer to surpass the exaflop barrier.
•The HPC industry continues to show rapidly growing preference for AMD solutions, with a 95% year-over-year increase in the number of AMD-powered systems on the TOP500 list.

•The cloud computing industry continues to show growing preference for AMD products.
▪Google Cloud N2D and C2D virtual machines (VMs) are enabling enhanced security offerings with 3rd Gen AMD EPYC processors
▪As part of the Oracle Cloud VMware® solution product offering, new Oracle Cloud Infrastructure E4 Dense instances leverage AMD EPYC processors to deliver ideal performance for hybrid cloud environments
▪Microsoft Azure is the first public cloud provider to deploy AMD Instinct MI200 accelerators for large scale AI training.
•Canon selected the Versal™ AI Core series for the Canon Free Viewpoint Video System to power real-time AI processing at the edge, transforming live sports broadcasts.
•AMD introduced the Versal Premium series with AI Engines, optimized for signal processing-intensive applications in the aerospace and defense and test and measurement markets.
•AMD announced that its Xilinx® Zynq® UltraScale+™ RFSoC is enabling 4G/5G radio access network solutions to support the Meta Connectivity Evenstar Program.

•At COMPUTEX 2022, AMD provided new details on the new Ryzen 7000 Series desktop processors, based on the 5nm “Zen 4” architecture, expected to launch this fall; the AMD Socket AM5 platform, providing advanced connectivity for the most demanding enthusiasts and gamers; and new “Mendocino” processors bringing together “Zen 2” cores and AMD RDNA 2 architecture-based graphics to deliver great everyday performance in notebooks, available from OEM partners starting in Q4 2022.
•AMD announced the Radeon™ RX 6950 XT, RX 6750 XT and RX 6650 XT graphics cards, featuring faster game clocks, faster GDDR6 memory and enhanced software and firmware compared to previous-generation products.

Current Outlook
AMD’s outlook statements are based on current expectations. The following statements are forward-looking and actual results could differ materially depending on market conditions and the factors set forth under “Cautionary Statement” below.
For the third quarter of 2022, AMD expects revenue to be approximately $6.7 billion, plus or minus $200 million, an increase of approximately 55% year-over-year led by growth in the Data Center and Embedded segments. AMD expects non-GAAP gross margin to be approximately 54% in the third quarter of 2022.
For the full year 2022, AMD continues to expect revenue to be approximately $26.3 billion, plus or minus $300 million, an increase of approximately 60% over 2021 led by growth in the Data Center and Embedded segments. AMD continues to expect non-GAAP gross margin to be approximately 54% for 2022.

AMD Teleconference
AMD will hold a conference call for the financial community at 2:00 p.m. PT (5:00 p.m. ET) today to discuss its second quarter 2022 financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at www.amd.com.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data) (Unaudited)
	Three Months Ended
	June 25, 2022	June 26, 2021
GAAP gross profit	$3,028	$1,830
GAAP gross margin %	46%	48%
Stock-based compensation	8	2
Acquisition-related costs (1)	95	—
Amortization of acquired intangible assets	407	—
Non-GAAP gross profit	$3,538	$1,832
Non-GAAP gross margin %	54%	48%

GAAP operating expenses	$2,508	$1,000
GAAP operating expenses/revenue %	38%	26%
Stock-based compensation	251	81
Acquisition-related costs (1)	79	10
Amortization of acquired intangible assets	616	—
Non-GAAP operating expenses	$1,562	$909
Non-GAAP operating expenses/revenue %	24%	24%

GAAP operating income	$526	$831
GAAP operating margin %	8%	22%
Stock-based compensation	259	83
Acquisition-related costs (1)	174	10
Amortization of acquired intangible assets	1,023	—
Non-GAAP operating income	$1,982	$924
Non-GAAP operating margin %	30%	24%

	Three Months Ended
	June 25, 2022		June 26, 2021
GAAP net income / earnings per share	$447	$0.27	$710	$0.58
Loss on debt redemption/conversion	—	—	1	—
(Gains) losses on equity investments, net	10	—	—	—
Stock-based compensation	259	0.16	83	0.06
Equity income in investee	(4)	—	(2)	—
Acquisition-related costs (1)	174	0.11	10	0.01
Amortization of acquired intangible assets	1,023	0.63	—	—
Income tax provision	(202)	(0.12)	(24)	(0.02)
Non-GAAP net income / earnings per share	$1,707	$1.05	$778	$0.63

(1)	Acquisition-related costs primarily comprised of transaction costs, purchase price adjustments for inventory and certain compensation charges

About AMD
For more than 50 years AMD has driven innovation in high-performance computing, graphics and visualization technologies. AMD employees are focused on building leadership high-performance and adaptive products that push the boundaries of what is possible. Billions of people, leading Fortune 500 businesses and cutting-edge scientific research institutions around the world rely on AMD technology daily to improve how they live, work and play. For more information about how AMD is enabling today and inspiring tomorrow, visit the AMD (NASDAQ: AMD) website, blog, Facebook and Twitter pages.

Cautionary Statement
This press release contains forward-looking statements concerning Advanced Micro Devices, Inc. (AMD) such as AMD’s expected growth in the back half of the year; the features, functionality, performance, availability, timing and expected benefits of AMD products; the estimated market for high-performance and adaptive computing solutions; and AMD’s expected third quarter 2022 and fiscal 2022 financial outlook, including revenue and non-GAAP gross margin and expected drivers based on current expectations, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "may," "expects," "believes," "plans," "intends," "projects" and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this press release are based on current beliefs, assumptions and expectations, speak only as of the date of this press release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Such statements are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond AMD's control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: Intel Corporation’s dominance of the microprocessor market and its aggressive business practices; global economic uncertainty; loss of a significant customer; impact of the COVID-19 pandemic on AMD’s business, financial condition and results of operations; competitive markets in which AMD’s products are sold; market conditions of the industries in which AMD products are sold; cyclical nature of the semiconductor industry; quarterly and seasonal sales patterns; AMD's ability to adequately protect its technology or other intellectual property; unfavorable currency exchange rate fluctuations; ability of third party manufacturers to manufacture AMD's products on a timely basis in sufficient quantities and using competitive technologies; availability of essential equipment, materials, substrates or manufacturing processes; ability to achieve expected manufacturing yields for AMD’s products; AMD's ability to introduce products on a timely basis with expected features and performance levels; AMD's ability to generate revenue from its semi-custom SoC products; potential security vulnerabilities; potential security incidents including IT outages, data loss, data breaches and cyber-attacks; uncertainties involving the ordering and shipment of AMD’s products; AMD’s reliance on third-party intellectual property to design and introduce new products in a timely manner; AMD's reliance on third-party companies for design, manufacture and supply of motherboards, software and other computer platform components; AMD's reliance on Microsoft and other software vendors' support to design and develop software to run on AMD’s products; AMD’s reliance on third-party distributors and add-in-board partners; impact of modification or interruption of AMD’s internal business processes and information systems; compatibility of AMD’s products with some or all industry-standard software and hardware; costs related to defective products; efficiency of AMD's supply chain; AMD's ability to rely on third party supply-chain logistics functions; AMD’s ability to effectively control sales of its products on the gray market; impact of government actions and regulations such as export administration regulations, tariffs and trade protection measures; AMD’s ability to realize its deferred tax assets; potential tax liabilities; current and future claims and litigation; impact of environmental laws, conflict minerals-related provisions and other laws or regulations; impact of acquisitions, joint ventures and/or investments on AMD's business, and ability to integrate acquired businesses, such as Xilinx and Pensando; impact of any impairment of the combined company’s assets on the combined company’s financial position and results of operation; restrictions imposed by agreements governing AMD’s notes, the guarantees of Xilinx’s notes and the revolving credit facility; AMD's indebtedness; AMD's ability to generate sufficient cash to meet its working capital requirements or generate sufficient revenue and operating cash flow to make all of its planned R&D or strategic investments; political, legal, economic risks and natural disasters; future impairments of goodwill and technology license purchases; AMD’s ability to attract and retain qualified personnel; AMD’s stock price volatility; and worldwide political conditions. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to AMD’s most recent reports on Forms 10-K and 10-Q.

(*)
In this earnings press release, in addition to GAAP financial results, AMD has provided non-GAAP financial measures including non-GAAP gross profit, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, non-GAAP earnings per share. AMD uses a normalized tax rate in its computation of the non-GAAP income tax provision to provide better consistency across the reporting periods. For fiscal 2022, AMD uses a projected non-GAAP tax rate of 13%, which excludes the tax impact of pre-tax non-GAAP adjustments, reflecting currently available information. AMD also provided adjusted EBITDA and free cash flow as supplemental non-GAAP measures of its performance. These items are defined in the footnotes to the selected corporate data tables provided at the end of this earnings press release. AMD is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because AMD believes it assists investors in comparing AMD’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables. The non-GAAP financial measures disclosed in this earnings press release should be viewed in addition to and not as a substitute for or superior to AMD’s reported results prepared in accordance with GAAP and should be read only in conjunction with AMD’s Consolidated Financial Statements prepared in accordance with GAAP. These non GAAP financial measures referenced are reconciled to their most directly comparable GAAP financial measures in the data tables at the end of this earnings press release. This earnings press release also contains forward-looking non-GAAP gross margin concerning AMD’s financial outlook, which is based on current expectations as of August 2, 2022 and assumptions and beliefs that involve numerous risks and uncertainties. AMD undertakes no intent or obligation to publicly update or revise its outlook statements as a result of new information, future events or otherwise, except as may be required by law.

AMD, the AMD Arrow logo, EPYC, Radeon, Ryzen, Threadripper, Versal and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and used to identify companies and products and may be trademarks of their respective owner.

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions except per share amounts and percentages) (Unaudited)

	Three Months Ended		Six Months Ended
	June 25, 2022	June 26, 2021	June 25, 2022	June 26, 2021
Net revenue	$6,550	$3,850	$12,437	$7,295
Cost of sales	3,115	2,020	5,998	3,878
Amortization of acquisition-related intangibles	407	—	593	—
Total cost of sales	3,522	2,020	6,591	3,878
Gross profit	3,028	1,830	5,846	3,417
Gross margin %	46%	48%	47%	47%
Research and development	1,300	659	2,360	1,269
Marketing, general and administrative	592	341	1,189	660
Amortization of acquisition-related intangibles	616	—	909	—
Licensing gain	(6)	(1)	(89)	(5)
Operating income	526	831	1,477	1,493
Interest expense	(25)	(10)	(38)	(19)
Other income (expense), net	(4)	—	(46)	(11)
Income before income taxes and equity income	497	821	1,393	1,463
Income tax provision	54	113	167	202
Equity income in investee	4	2	7	4
Net income	$447	$710	$1,233	$1,265
Earnings per share
Basic	$0.28	$0.58	$0.82	$1.04
Diluted	$0.27	$0.58	$0.81	$1.03
Shares used in per share calculation
Basic	1,618	1,216	1,506	1,214
Diluted	1,632	1,232	1,521	1,231

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions)

	June 25, 2022	December 25, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,964	$2,535
Short-term investments	1,028	1,073
Accounts receivable, net	4,050	2,706
Inventories	2,648	1,955
Receivables from related parties	3	2
Prepaid expenses and other current assets	769	312
Total current assets	13,462	8,583
Property and equipment, net	1,441	702
Operating lease right-of use assets	482	367
Goodwill	24,193	289
Acquisition-related intangibles, net	26,159	—
Investment: equity method	76	69
Deferred tax assets	32	931
Other non-current assets	1,657	1,478
Total Assets	$67,502	$12,419

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,518	$1,321
Payables to related parties	361	85
Accrued liabilities	3,074	2,424
Short-term debt	312	312
Other current liabilities	258	98
Total current liabilities	5,523	4,240
Long-term debt, net	2,465	1
Long-term operating lease liabilities	422	348
Deferred tax liabilities	2,805	—
Other long-term liabilities	1,118	333

Stockholders' equity:
Capital stock:
Common stock, par value	16	12
Additional paid-in capital	57,297	11,069
Treasury stock, at cost	(1,893)	(2,130)
Accumulated deficit	(218)	(1,451)
Accumulated other comprehensive income	(33)	(3)
Total stockholders' equity	$55,169	$7,497
Total Liabilities and Stockholders' Equity	$67,502	$12,419

ADVANCED MICRO DEVICES, INC.
SELECTED CASH FLOW INFORMATION
(Millions) (Unaudited)

	Three Months Ended		Six Months Ended
	June 25, 2022	June 26, 2021	June 25, 2022	June 26, 2021
Net cash provided by (used in)
Operating activities	$1,038	$952	$2,033	$1,850
Investing activities	$(928)	$119	$2,230	$(603)
Financing activities	$114	$(211)	$(1,834)	$(219)

SELECTED CORPORATE DATA
(Millions) (Unaudited)

	Three Months Ended		Six Months Ended
	June 25, 2022	June 26, 2021	June 25, 2022	June 26, 2021
Segment and Category Information(1)
Data Center
Net revenue	$1,486	$813	$2,779	$1,423
Operating income	$472	$204	$899	$314
Client
Net revenue	$2,152	$1,728	$4,276	$3,366
Operating income	$676	$538	$1,368	$1,068
Gaming
Net revenue	$1,655	$1,255	$3,530	$2,410
Operating income	$187	$175	$545	$296
Embedded
Net revenue	$1,257	$54	$1,852	$96
Operating income	$641	$6	$918	$3
All Other
Net revenue	$—	$—	$—	$—
Operating loss	$(1,450)	$(92)	$(2,253)	$(188)
Total
Net revenue	$6,550	$3,850	$12,437	$7,295
Operating income	$526	$831	$1,477	$1,493
(Blank)
Other Data
Capital expenditures	$132	$64	$203	$130
Adjusted EBITDA (2)	$2,139	$1,021	$4,106	$1,878
Cash, cash equivalents and short-term investments	$5,992	$3,793	$5,992	$3,793
Free cash flow (3)	$906	$888	$1,830	$1,720
Total assets	$67,502	$10,691	$67,502	$10,691
Total debt	$2,777	$313	$2,777	$313

(1)	The Data Center segment primarily includes server microprocessors, GPUs, data processing units (DPUs), Field Programmable Gate Arrays (FPGAs) and adaptive SoC products for data centers.
The Client segment primarily includes microprocessors, accelerated processing units (APUs) that integrate microprocessors and graphics, and chipsets for desktop and notebook personal computers.
The Gaming segment primarily includes discrete graphics processing units (GPUs), semi-custom System-on-Chip (SoC) products and development services.
The Embedded segment primarily includes embedded microprocessors, GPUs, FPGAs, adaptive SoC products, and Adaptive Compute Acceleration Platform (ACAP) products.
From time to time, the Company may also sell or license portions of its IP portfolio.
All Other category primarily includes certain expenses and credits that are not allocated to any of the operating segments. Also included in this category are acquisition-related intangible asset amortization expense, stock-based compensation expense, acquisition-related costs and licensing gain.

(2)	Reconciliation of GAAP Net Income to Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 25, 2022	June 26, 2021	June 25, 2022	June 26, 2021
GAAP net income	$447	$710	$1,233	$1,265
Interest expense	25	10	38	19
Other (income) expense, net	4	—	46	11
Income tax provision	54	113	167	202
Equity income in investee	(4)	(2)	(7)	(4)
Stock-based compensation	259	83	433	168
Depreciation and amortization	157	97	287	192
Amortization of acquired intangible assets	1,023	—	1,502	—
Acquisition-related costs	174	10	407	25
Adjusted EBITDA	$2,139	$1,021	$4,106	$1,878

The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting GAAP net income for interest expense, other income (expense), net, income tax provision, equity income in investee, stock-based compensation, depreciation and amortization expense and acquisition-related costs. The Company also included amortization of acquired intangible assets for the three months and six months ended June 25, 2022. The Company calculates and presents Adjusted EBITDA because management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of income or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities that can affect cash flows.

(3)	Reconciliation of GAAP Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended		Six Months Ended
	June 25, 2022	June 26, 2021	June 25, 2022	June 26, 2021
GAAP net cash provided by operating activities	$1,038	$952	$2,033	$1,850
Operating cash flow margin %	16%	25%	16%	25%
Purchases of property and equipment	$(132)	$(64)	$(203)	$(130)
Free cash flow	$906	$888	$1,830	$1,720
Free cash flow margin %	14%	23%	15%	24%

The Company also presents free cash flow as a supplemental Non-GAAP measure of its performance. Free cash flow is determined by adjusting GAAP net cash provided by operating activities for capital expenditures. The Company calculates and communicates free cash flow in the financial earnings press release because management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities. The Company has provided reconciliations within the earnings press release of these Non-GAAP financial measures to the most directly comparable GAAP financial measures.